eXHIBIT 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[REDACTED]” to indicate where redactions have been made.

PRIVILEGED & CONFIDENTIAL

Execution Version

HARLEY-DAVIDSON MOTORCYCLE TRUSTS

CERTIFICATE PURCHASE AGREEMENT

July 30, 2025

Cavendish LLC

Ladies and Gentlemen:

Harley-Davidson Credit Corp., a Nevada corporation (“HDCC”), as seller (the “Seller”), proposes to sell 47.5% of the certificate interest in the Harley-Davidson Motorcycle Trust Certificates listed on Schedule I (collectively, the “Certificates”) (such 47.5% interest in the Harley-Davidson Motorcycle Trust Certificates listed on Schedule I, individually a “Purchased Certificate Interest” and collectively, the “Purchased Certificate Interests”) representing the non-assessable, fully-paid, fractional undivided 47.5% beneficial interest in the applicable Harley-Davidson Motorcycle Trusts listed on Schedule I (collectively, the “Trusts”), to Cavendish LLC (the “Purchaser”). Each Trust is a statutory trust formed under the laws of the State of Delaware by Harley-Davidson Customer Funding Corp., a Nevada corporation, in connection with the issuance by such Trust of Motorcycle Contract Backed Notes (the “Notes”) to investors in a public offering registered under the U.S. Securities Act of 1933 (as amended, the “Securities Act”) (each such issuance hereinafter referred to as a “Securitization”). The Purchaser desires to purchase from the Seller the Purchased Certificate Interests pursuant to the terms, provisions and conditions of this Certificate Purchase Agreement (the “Agreement”) and the Trust Agreements (defined below). The Certificates were issued pursuant to the applicable amended and restated trust agreements for each series currently outstanding, each dated as of the applicable closing date for such series and set forth on Schedule I (collectively, the “Trust Agreements”), between the Seller and Wilmington Trust, as owner trustee. The parties acknowledge and agree that, for federal (and applicable state and local) income Tax purposes, with respect to each Trust, the sale of Purchased Certificate Interests pursuant to this Agreement is intended to be treated in accordance with Revenue Ruling 99-5, situation 1, whereby the Seller is treated as having sold a 47.5% undivided interest in the assets of such Trust (subject to the liabilities of such Trust) to the Purchaser in exchange for the Purchase Price attributable to such Trust, as set forth on Schedule I, and immediately thereafter, the Purchaser and the Seller are deemed to have contributed their respective undivided interests in the assets of such Trust (subject to the liabilities of such Trust) to an entity classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes in exchange for ownership interests in such partnership pursuant to a transaction governed by Section 721(a) of the Code. Neither the Seller, the Purchaser nor any of their Affiliates, shall take any position in any Tax return or in any Tax examination, audit, claim or similar proceeding that is inconsistent with the foregoing Tax treatment unless required to do so by a final determination as defined in Section 1313 of the Code (or any similar provision of applicable state or local law).

The parties agree not to proceed against the Purchaser for the obligations of another. The obligations of or arising out of this Agreement are not binding upon any of the Trusts’ owner trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the applicable Trust in accordance with its proportionate interest hereunder. If this Agreement is executed by or on behalf of a Trust on behalf of one or more series of such Trust, the assets and liabilities of each series of such Trust are intended to be separate and distinct and the obligations of or arising out of this Agreement are intended to be binding solely upon the assets or property of such series of the Trust on whose behalf this Agreement is executed.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Master Purchase and Sale Agreement, dated as of the date hereof (the “Forward Flow Purchase Agreement”; and such date, the “Signing Date”), as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof, between Harley-Davidson Credit Corp., as seller, and Cavendish LLC, as purchaser.

SECTION 1.         Sale and Delivery to the Purchaser; Closing. On the basis of the representations and warranties herein contained and subject to the terms and conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller each Purchased Certificate Interest for the applicable purchase price set forth on Schedule I (the “Purchase Price”).

Delivery of, and payment for, the Purchased Certificate Interests will be made on August 11, 2025, by 4:00 p.m. at the office of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611 (the “Settlement Date”). Delivery of the Purchased Certificate Interests shall be made by the Seller to the Purchaser for the account of the Purchaser against payment of the Purchase Price in immediately available funds wired to such bank as may be designated by the Seller, or paid by such other manner as may be agreed upon by the Seller and the Purchaser. The certificates representing the Purchased Certificate Interests will be delivered in definitive form in the name of the Purchaser or its designated assignees. The certificates representing Purchased Certificate Interests will be made available for examination by the Purchaser no later than 9 a.m. Chicago time on the Business Day immediately prior to the Settlement Date.

SECTION 2.         Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that, as of the Signing Date and as of the Settlement Date:

(a)         Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own and sell the Certificates (or interests therein), and sell to the Purchaser the Purchased Certificate Interests, except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)         Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)         Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(d)         Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)         No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound or (ii) violate any Applicable Laws, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)          No Proceedings. There are no proceedings or investigations pending, or, to the best of the Seller’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Seller or any of its properties (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement in any material respect.

(g)         All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of this Agreement have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h)         Compliance. It is not in violation in any material respect of this Agreement or any laws, ordinances, Applicable Laws or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(i)          Solvency. As of the Settlement Date, the Seller is Solvent.

(j)           Information Accurate. All written information (other than projected financial information) furnished by the Seller to the Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby is and will be true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading as of the date such information is stated or certified; provided, that, with respect to projected financial information, the Seller represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

(k)         State of Incorporation; Name; Changes. The Seller’s exact legal name is as set forth in the first paragraph of this Agreement. The Seller has not changed its name whether by amendment of its articles of incorporation or its equivalent, by reorganization or otherwise, and has not changed its state of incorporation, within the four months preceding the Signing Date or the Settlement Date, as applicable.

(l)          Investment Company Act. The Seller is not an “investment company” and is not controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)         OFAC Anti-Corruption and Anti-Money Laundering. The Seller is not a Sanctioned Person. The Seller and its directors, officers, employees, shareholder and other Persons acting on its behalf have complied with all Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions and Export Control Laws (each as defined below), including the obligation to create and maintain appropriate “know your client” or “customer due diligence” files with respect to the Contracts and the Obligors, including by screening the Obligors against Restricted Party Lists, and have maintained policies and procedures reasonably designed to prevent, detect, and deter violations of such laws. Neither the Seller nor, to the knowledge of the Seller based on reasonable inquiry and due diligence, any of the Obligors is a Restricted Party. There is no pending or threatened action, suit, proceeding, or to the knowledge of Seller, investigation before any court or other Governmental Authority against Seller that relates to an actual or potential violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws. The Seller will not use the proceeds transferred pursuant to this Agreement, directly or knowingly indirectly, in any manner that would violate or cause the Purchaser or its Affiliates to be in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions and Export Control Laws. As used herein, the following capitalized terms shall have the following meanings: (1) “Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act; (b) the UK Bribery Act 2010; and (c) any other applicable laws related to combatting bribery, corruption, terrorist finance or money laundering; (2) “Anti-Money Laundering Laws” means all applicable laws, rules, or regulations relating to terrorism, financial crime or money laundering, including without limitation the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and the Anti-Money Laundering Act of 2020, the United States Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957), , the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 as amended including pursuant to the Money Laundering and Terrorist Financing (Amendment) Regulations 2019, the Proceeds of Crime Act 2002, as amended, and the rules and regulations (including those issued by any Governmental Authority) thereunder; (3) “Restricted Party” means any Person (a) included on one or more of the Restricted Party Lists; (b) located, organized, or ordinarily resident in a jurisdiction that is the subject of country- or territory-wide sanctions administered by OFAC (for example, Cuba, Iran, North Korea, Syria, and the Crimea, Russian-controlled Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine); (c) owned or controlled by, or acting on behalf of, any of the foregoing; or (d) otherwise the target of Sanctions and Export Control Laws (4) “Restricted Party Lists” means lists of sanctioned entities maintained by the United Nations, the United Kingdom, the United States, or the European Union, and any other relevant jurisdiction including but not limited to the following lists: the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Chinese Military-industrial Complex Companies List; and the Sectoral Sanctions Identifications List, and any other lists administered by OFAC, as amended from time to time; the U.S. Denied Persons List, the U.S. Entity List, the U.S. Unverified List, and the U.S. Military End-User List all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other relevant governmental authorities; and (5) “Sanctions and Export Control Laws” means any applicable law related to (a) import and export controls, including the U.S. Export Administration Regulations; (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and the United Kingdom; or (c) anti-boycott measures.

(n)         Risk Retention. The Seller represents that the Purchased Certificate Interests either (i) were not previously retained by the Seller to comply with its obligations under the joint final rules (the “Risk Retention Rules”) implementing the credit risk retention requirements of Section 15G of the Exchange Act with respect to each related securitization transaction represented by the Trust Agreements or (ii) relate to a securitization transaction that is no longer required under the Risk Retention Rules to comply with the Risk Retention Rules.

(o)         Due Issuance. The Certificates and the certificates representing the Purchased Certificate Interests have been duly authorized, executed, authenticated, issued and delivered, constitute valid and legally binding obligations of the related Trust, are enforceable against the related Trust in accordance with their terms, and are entitled to the benefits of the related Trust Agreement.

(p)         Valid Title. Immediately prior to the sale of the Purchased Certificate Interests to the Purchaser hereunder, the Seller had good and marketable title to the Purchased Certificate Interests, free from liens, encumbrances and defects that would adversely affect the value thereof. Immediately following such sale, the Purchaser will have good and marketable title to the Purchased Certificate Interests free from liens, encumbrances and defects that would adversely affect the value thereof.

(q)         Securitization Transaction Documents. No Event of Default or Event of Termination (as defined in the Securitization Transaction Documents (as defined herein)) exists under any of the documents and instruments evidencing or governing the Certificates, the Purchased Certificate Interests, the Trusts, the Notes and the Securitizations (the “Securitization Transaction Documents”).

SECTION 3.         Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that, as of the Signing Date and as of the Settlement Date:

(a)         Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire and own the Purchased Certificate Interests, except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)         Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)         Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(d)         Binding Obligation. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the organizational documents of the Purchaser, or, in any material respect, any indenture, agreement, mortgage, deed of trust or other instrument to which the Purchaser is a party or by which it is bound or violate, in any material respect, any law or, to the best of the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchaser of any Governmental Authority having jurisdiction over the Purchaser or any of its properties, in each case, that would materially and adversely affect the performance by the Purchaser of its obligations under, or the validity and enforceability of, this Agreement.

(e)         No Proceedings. There are no proceedings or investigations pending, or, to the best of the Purchaser’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Purchaser or any of its properties (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement in any material respect.

(f)          All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of this Agreement have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g)         Compliance. It is not in violation in any material respect of this Agreement or any laws, ordinances, Applicable Laws or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h)         Solvency. As of the Settlement Date, the Purchaser, after giving effect to the conveyances made by it hereunder, is Solvent.

(i)          OFAC. The Purchaser is not a Sanctioned Person.

(j)          Transferee Certificate. The Purchaser hereby agrees to deliver to the Seller on or before the Settlement Date duly executed copies of each transferee certificate required under the related Trust Agreement and makes to the Seller each representation, warranty, agreement and acknowledgement as to itself set forth in the completed transferee certificates attached hereto as Exhibit A by the Purchaser as required under each Trust Agreement.

SECTION 4.         Representations, Warranties and Covenants to Survive Delivery. All representations, warranties and covenants contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Purchaser, or by or on behalf of the Seller, and shall survive delivery of any Purchased Certificate Interests to the Purchaser or termination or cancellation of this Agreement.

SECTION 5.         Amendment. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Seller and the Purchaser.

SECTION 6.         Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

SECTION 7.         Notices. All communications and notices pursuant hereto to either Party must be in writing personally delivered, sent by facsimile or email and shall be deemed to have been duly given at the address, fax number or email for each Party set forth below.

To the Seller: Harley-Davidson Credit Corp

9850 Double R Blvd., Suite 100

Reno, NV 89521

Attention: David Viney and Kelly Bivens

Email: [REDACTED]

With a copy to:

Attention: William S. Jue

Email: [REDACTED]

To the Purchaser:

Cavendish LLC

[REDACTED]

SECTION 8.         Parties. This Agreement shall inure to the benefit of and be binding upon the Purchaser, its successors and assigns and the Seller and its successors.

SECTION 9.         Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 10.       Governing Law . THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 11.       Submission to Jurisdiction . Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement; provided, that, nothing contained herein will prevent any party from bringing any action to enforce any award or judgement or exercise any right under this Agreement in any other forum in which jurisdiction can be established. Each party irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.

SECTION 12.       Waiver of Jury Trial . EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 13.       Counterparts; Originals. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution”, “signed”, “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any State law based on the Uniform Electronic Transactions Act or the UCC.

SECTION 14.       Further Assurances. The Seller and the Purchaser shall each, at the request of the other, execute and deliver to the other all other instruments that either may reasonably request in order to more fully effect the sale of the Purchased Certificate Interests to the Purchaser.

SECTION 15.       No Recourse. The Purchaser acknowledges and agrees that it is purchasing the Certificates without recourse to the Seller; provided that the foregoing shall not in any way limit or restrict any remedies available to the Purchaser under this Agreement or any other agreements to which Seller and Purchaser are parties for breach by the Seller hereof or thereof.

SECTION 16.       Indemnification. Each party hereto shall indemnify, defend, and hold harmless the other party hereto and its Affiliates, and the officers, directors, members, employees, representatives, shareholders and agents of such entities from and against any and all Losses arising out of or in connection with (i) any breach of any covenant or agreement or the incorrectness or inaccuracy of any representation or warranty of the indemnifying party contained in this Agreement, or (ii) the fraud, gross negligence, bad faith or willful misconduct of the indemnifying party; provided, that the foregoing indemnity and reimbursement obligation shall not, as to any indemnified party, apply to (A) Losses to the extent they arise from the fraud, gross negligence, bad faith or willful misconduct, of such indemnified party, (B) or any settlement entered into by such indemnified party without the indemnifying party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). The foregoing indemnification obligations shall apply to third party claims.

SECTION 17.       Severability of Provisions. If any provision of this Agreement is invalid or unenforceable, then, to the extent such invalidity or unenforceability shall not deprive either Party of any material benefit intended to be provided by this Agreement, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

SECTION 18.       Assignment. The Seller may not assign or transfer any of its rights or obligations under this Agreement without the express prior written consent of the Purchaser, and any assignment in violation of this Section 17 shall be null and void ab initio. The Purchaser may assign and transfer its rights and obligations hereunder to any of its affiliates at its sole discretion.

SECTION 19.       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Purchaser, their successors, and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

SECTION 20.       Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 21.       Exercise of Optional Redemption.

(a)           To the extent that HDCC in its capacity as Servicer of the Purchased Contracts in the Trusts exercises its option to redeem the Notes (as such term is defined in the related Sale and Servicing Agreement) of any Trust and repurchase the Purchased Contracts (as such term is defined in the related Sale and Servicing Agreement) in accordance with Section 7.10 of the related Sale and Servicing Agreement set forth in Schedule I with respect to any Certificates (the “Redemption Option”), the Seller agrees to pay to the Purchaser on the related date of redemption, an amount equal to the related Contract Net Value. For purposes of this Section 21, “Contract Net Value” means, with respect to an optional redemption of the Notes, the Purchaser’s pro rata share based on the percentage of the related Certificate that it owns of an amount equal to the excess of (a) the outstanding principal balance of the Contracts plus accrued and unpaid interest thereon, determined at the time of the Servicer’s exercise of its purchase option as set forth in Section 7.10 of the related Sale and Servicing Agreement over (b) the amount of the purchase price payable by the Servicer to exercise the optional redemption as set forth in Section 7.10 of the related Sale and Servicing Agreement.

(b)            Upon the exercise of a Redemption Option and the distribution of the proceeds in accordance with the terms of the related Sale and Servicing Agreement and the Indenture (as defined in the Sale and Servicing Agreement), the Purchaser’s share of the remaining proceeds and other assets in the Trust Estate (as defined in the applicable Trust Agreement), including the Reserve Fund, shall be distributed to the Purchaser in accordance with the terms of the applicable Trust Agreement and the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.), which distribution shall be based on the Purchaser’s pro rata share of the certificated interest in the Trust, as evidenced by the related Certificate that it owns at the time of such exercise of the Redemption Option. The parties hereto agree that in no event shall this Section 21 be interpreted as an amendment to the terms of the applicable Trust Agreement, the Indenture or the Sale and Servicing Agreement (each as defined in the applicable Trust Agreement).

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Seller and the Purchaser in accordance with its terms.

Very truly yours,

Harley-Davidson Credit Corp.,
as Seller

By:	/s/ David Viney
Name:	David Viney
Title:	Vice President and Treasurer

The foregoing Agreement is

hereby confirmed and accepted as

of the date first above written:

Cavendish LLC,
as Purchaser

By: a Pacific Investment Management Company

LLC, as investment manager

By:	/s/ Harin de Silva
Name:	Harin de Silva
Title:	Managing Director

SCHEDULE I

TITLE, PURCHASE PRICE AND DESCRIPTION OF THE PURCHASED CERTIFICATE INTERESTS, TRUST AGREEMENTS AND Sale and Servicing AGREEMENTS

Settlement Date:	August 11, 2025, at the office of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611, by 4:00 p.m.

Title:	Harley-Davidson Motorcycle Trust 2021-B Certificates
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of August 1, 2021, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee.
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of August 1, 2021, among Harley-Davidson Motorcycle Trust 2021-B, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

Title:	Harley-Davidson Motorcycle Trust 2022-A Certificates
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of April 1, 2022, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee.
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of April 1, 2022, among Harley-Davidson Motorcycle Trust 2022-A, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

Title:	Harley-Davidson Motorcycle Trust 2023-A Certificates
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of February 1, 2023, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of February 1, 2023, among Harley-Davidson Motorcycle Trust 2023-A, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

Title:	Harley-Davidson Motorcycle Trust 2023-B Certificates
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of September 1, 2023, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee.
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of September 1, 2023, among Harley-Davidson Motorcycle Trust 2023-B, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

Title:	Harley-Davidson Motorcycle Trust 2024-A Certificates
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of May 1, 2024, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee.
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of May 1, 2024, among Harley-Davidson Motorcycle Trust 2024-A, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

Title:	Harley-Davidson Motorcycle Trust 2024-B Certificates
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of September 1, 2024, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee.
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of September 1, 2024, among Harley-Davidson Motorcycle Trust 2024-B, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

Title:	Harley-Davidson Motorcycle Trust 2025-A Certificates.
Purchase Price for the Purchased Certificate Interests:	$[REDACTED]
Trust Agreement:	Amended and Restated Trust Agreement dated as of May 1, 2025, between Harley-Davidson Customer Funding Corp., a Nevada corporation, as trust depositor, and Wilmington Trust, National Association, a national banking association, as owner trustee.
Sale and Servicing Agreement:	Sale and Servicing Agreement, dated as of May 1, 2025, among Harley-Davidson Motorcycle Trust 2025-A, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.

EXHIBIT A

FORM OF TRANSFEREE CERTIFICATE

[See attached.]

FORM OF TRANSFEREE CERTIFICATE

August [    ], 2025

[Harley-Davidson Motorcycle Trust 2021-B/

Harley-Davidson Motorcycle Trust 2022-A/

Harley-Davidson Motorcycle Trust 2023-A/

Harley-Davidson Motorcycle Trust 2023-B/

Harley-Davidson Motorcycle Trust 2024-A/

Harley-Davidson Motorcycle Trust 2024-B/

Harley-Davidson Motorcycle Trust 2025-A],

as Issuer

c/o Wilmington Trust, National Association, as
Owner Trustee

Wilmington Trust, National Association,

as Owner Trustee

Ladies and Gentlemen:

All capitalized terms not defined in this certificate shall have the meaning assigned to them in Sections 1.01 and 1.02 of that certain Amended and Restated Trust Agreement, dated [August 1, 2021/April 1, 2022/February 1, 2023/September 1, 2023/May 1, 2024/September 1, 2024/May 1, 2025] (the “Trust Agreement”), by and between Harley-Davidson Customer Funding Corp., as trust depositor (the “Trust Depositor”), and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”). In connection with our proposed purchase of [25.1640275%/22.3359725%] Certificate Interest Trust Certificate (the “Trust Certificate”) of Harley-Davidson Motorcycle Trust [2021-B/Harley-Davidson Motorcycle Trust 2022-A/Harley- Davidson Motorcycle Trust 2023-A/Harley-Davidson Motorcycle Trust 2023-B/Harley-Davidson Motorcycle Trust 2024-A/Harley-Davidson Motorcycle Trust 2024-B/Harley-Davidson Motorcycle Trust 2025-A] (the “Trust”), a trust formed by the Trust Depositor, we confirm that:

1.            We acknowledge and understand that (a) the offer and sale of the Trust Certificate has not been and will not be registered under the Securities Act of 1933 (“Securities Act”) or the securities laws of any jurisdiction, (b) each of the Owner Trustee and the Trust Depositor is not required to so register the Trust Certificate, (c) the Trust Certificate may be offered and resold only if registered pursuant to the provisions of the Securities Act or any securities laws of any jurisdiction, or if an exemption from such registration and qualification is available and (d) the Trust Agreement contains restrictions regarding the transfer of the Trust Certificate.

2.            We are (a) a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters, and, in particular, in such matters related to securities similar to the Trust Certificate, such that we are capable of evaluating the merits and risks of investment in the Trust Certificate, (b) able to bear the economic risks of such an investment, (c) an “accredited investor” within the meaning of Rule 501(a) promulgated pursuant to the Securities Act and (d) a Qualified Institutional Buyer.

3.            We have been furnished with, and have had an opportunity to review a copy of the Trust Agreement and such other information concerning the Trust Certificate and the Trust Depositor as has been requested by us from the Trust Depositor and is relevant to the our decision to purchase the Trust Certificate. We have had any questions arising from such review answered by the Trust Depositor on behalf of the Trust to our satisfaction.

4.            We have not and will not nor have we authorized or will we authorize any Person to (a) offer, pledge, sell, dispose of or otherwise transfer any Trust Certificate, any interest in any Trust Certificate or any other similar security to any Person in any manner, (b) solicit any offer to buy or to accept a pledge, disposition of other transfer of any Trust Certificate, any interest in any Trust Certificate or any other similar security from any Person in any manner, (c) otherwise approach or negotiate with respect to any Trust Certificate, any interest in any Trust Certificate or any other similar security with any Person in any manner, (d) make any general solicitation by means of general advertising or in any other manner or (e) take any other action, that (as to any of (a) through (e) above) would constitute a distribution of any Trust Certificate or any other similar security under the Securities Act, that would render the disposition of any Trust Certificate or any other similar security a violation of Section 5 of the Securities Act or any state securities law, or that would require registration or qualification pursuant thereto. We will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Trust Agreement.

5.            We (and any Person for which we hold the Trust Certificate (or any interest therein)) neither have acquired nor will we transfer the Trust Certificate we purchase (or any interest therein) or cause the Trust Certificate (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, including, without limitation, an over-the-counter-market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

6.            We (and any Person for which we hold the Trust Certificate (or any interest therein)) either (i) are not, and will not become, a partnership, Subchapter S corporation or grantor trust for U.S. federal income tax purposes (or a disregarded entity of any of the foregoing) or (ii) are such an entity, but none of the direct or indirect beneficial owners of any of the interests in us have allowed or caused, or will allow or cause, 50% or more of the value of such interests in us (and any Person for which we hold the Trust Certificate (or any interest therein)) to be attributable to our ownership of Trust Certificate.

7.            We are acquiring the Trust Certificate for the account of one (1) Person and (A) we will notify the Owner Trustee and the Trust Depositor information as to the number of such Person and any changes in the number of such Person and (B) understand that any such change in the number of Persons for whose account the Trust Certificate is held shall require the written consent of the Owner Trustee, which consent shall be granted unless the Owner Trustee determines that such proposed change in number of Persons would create a risk that the Trust would be classified for federal or any applicable state tax purposes as an association (or a publicly traded partnership) taxable as a corporation.

8.            We understand that no subsequent transfer of the Trust Certificate is permitted unless (i) such transfer is of a Trust Certificate with a Certificate Interest of at least 5%, (ii) we cause the proposed transferee to provide to the Owner Trustee and the Trust Depositor a letter substantially in the form of Exhibit C to the Trust Agreement or such other written statement as the Owner Trustee shall prescribe and (iii) the Owner Trustee (on behalf of the Trust) consents in writing to the proposed transfer, which consent shall be granted unless the Owner Trustee determines that such transfer would create a risk that the Trust would be classified for federal or any applicable state tax purposes as an association (or a publicly traded partnership) taxable as a corporation; provided, however, that any attempted transfer that would either cause the number of registered holders of Trust Certificate in the aggregate to exceed 100 or otherwise cause the Trust to become a publicly traded partnership for income tax purposes shall be a void transfer.

9.            We understand that the Opinion of Counsel to the Trust that the Trust is not a publicly traded partnership taxable as a corporation is dependent in part on the accuracy of the representations in paragraphs 5 through 8 above.

10.          We are a United States Person within the meaning of Section 7701(a)(30) of the Code.

11.          The Trust Certificate will not be acquired or held by or for the account of (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the provisions of Title I of ERISA, (ii) a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code or (iii) any entity whose underlying assets include plan assets by reason of an employee benefit plan’s or a plan’s investment in the entity. Each Person who acquires the Trust Certificate or interest therein will certify that the foregoing conditions are satisfied.

12.          We are aware that we (or any account for which we are purchasing) may be required to bear the economic risk of an investment in the Trust Certificate for an indefinite period, and we (or such account) are able to bear such risk for an indefinite period.

13.          We acknowledge that the Owner Trustee, the Trust Depositor, and their Affiliates, and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements.

You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[KKR Morrow Residuals Purchaser 1 LLC / KKR Morrow Residuals Purchaser 2 LLC]

By:
Name:
Title: